Exhibit 5.2

                       [LETTERHEAD OF PIPER MARBURY
                           RUDNICK & WOLFE LLP]


6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE    (410) 580-3000
FAX      (410) 580-3001

                             December 1, 2000

Jones Lang LaSalle Finance B.V.
Jones Lang LaSalle Incorporated
Jones Lang Lasalle Americas, Inc.
LaSalle Investment Management, Inc.
Jones Lang LaSalle Co-Investment, Inc.
LaSalle Hotel Advisors, Inc.
Jones Lang LaSalle International, Inc.
Jones Lang LaSalle Limited
200 East Randolph Drive
Chicago, Illinois  60601

         Re: Registration on Forms F-4 and S-4 of Jones Lang LaSalle Finance B.V., Jones Lang LaSalle Incorporated and Certain Subsidiaries of Jones Lang LaSalle Incorporated

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Jones Lang LaSalle Incorporated, a Maryland corporation, Jones Lang LaSalle Americas, Inc., a Maryland corporation, LaSalle Investment Management, Inc., a Maryland corporation, Jones Lang LaSalle Co-Investment, Inc., a Maryland corporation, and LaSalle Hotel Advisors, Inc., a Maryland corporation (collectively, the "Maryland Guarantors"), in connection with the offering by Jones Lang LaSalle Finance B.V., a private limited liability company incorporated under the laws of the Netherlands (the "Company"), of [EURO]165,000,000 principal amount of its 9% Senior Notes Due 2007 (the "Notes") and related guarantees as contained in Article Ten of the Indenture (the "Guarantees") by the Maryland Guarantors, Jones Lang LaSalle International Inc., a Delaware corporation, and Jones Lang LaSalle Limited, a company organized under the laws of England and Wales (the "Guarantors"). The Notes and Guarantees are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the outstanding 9% Senior Notes due 2007 of the Company, together with the guarantees thereof by the Guarantors, under the Indenture (as defined below).

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following:

         (a) The following documents:

             (i) The Registration Statement on Forms F-4 and S-4 with respect to the Notes and the Guarantees as filed with the Securities and Exchange Commission (the "Commission") on October 17, 2000 as amended by Amendment No. 1 filed on the date hereof (the "Registration Statement").

             (ii) An executed copy of the Indenture among the Company, the Guarantors and The Bank of New York, a New York banking corporation, as trustee.

             (iii) The form of the Notes and specimens of the global notes representing the Notes.

             (iv) The Form T-1 of the Trustee filed as an exhibit to the Registration Statement.

         (b) The Charter of each of the Maryland Guarantors (the
"Charters"), each certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT").

         (c) The By-Laws (the "By-Laws") of each of the Maryland
Guarantors, as amended and restated and in effect on the date hereof.

         (d) The resolutions adopted by the respective Boards of Directors of the Maryland Guarantors.

         (e) A Secretary's Certificate of each of the Maryland Guarantors (the "Certificate"), dated the date hereof, as to certain factual matters.

         (f) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that all public records reviewed are accurate and complete. We have also assumed that all parties (other than the Maryland Guarantors) to the Indenture have duly and validly authorized, executed, and delivered the Indenture and each other instrument, document, and agreement executed in connection therewith to which such parties are a signatory, and that the obligations of all parties (other than the Maryland Guarantors) set forth therein are legal, valid, and binding obligations, enforceable in accordance with their respective terms. We have assumed that there are no oral or written modifications of or amendments or supplements to the Indenture, and there has been no waiver of any of the provisions of the Indenture by actions or conduct of the parties or otherwise. As to all questions of fact material to this opinion that have not been independently established, we have relied upon the Certificate and have not independently verified the matters stated therein.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, subject to the qualifications set forth herein, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

         1. Each of the Maryland Guarantors has the power, corporate or other, to enter into and perform all obligations under the Guarantees and the Indenture.

         2. The execution, delivery and performance of the Indenture, including, without limitation, the Guarantees made by the Maryland Guarantors have been duly authorized by all necessary corporate action, and the Indenture has been duly executed by each of the Maryland Guarantors.

         3. The Indenture and the Guarantees made by the Maryland
Guarantors constitute the valid and legally binding obligations of the Maryland Guarantors.

         The opinion herein is limited to the laws of the State of Maryland (excluding the principles of conflict of laws) in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. We express no opinion as to the enforceability of either the Indenture or the Guarantees.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. We assume no obligation to supplement this opinion if any applicable laws change or take effect after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

                                   Very truly yours,


                                   /s/ Piper Marbury Rudnick & Wolfe LLP